February 28, 2002



Intercallnet, Inc. ("Company")
6340 N.W. 5th Way
Fort Lauderdale, Florida 33309

Stanford Venture Capital Holdings, Inc.
201 South Biscayne Blvd., Suite 1200
Miami, Florida 33133

Gentlemen:

         As an inducement to Stanford Venture Capital Holdings, Inc. ("Stanford") to execute the Series A Convertible Preferred Stock and Common Stock Purchase Warrant Purchase Agreement ("Purchase Agreement"), pursuant to which substantial funding will be provided to Intercallnet, Inc. (the "Company"), the undersigned hereby agrees that from the date hereof and until eighteen months thereafter (provided Stanford provides all financing required by the terms of the Purchase Agreement), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Company's common stock (the "Securities") or securities convertible into or exchangeable or exercisable for any Securities now owned or hereafter acquired, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Stanford (the "Lock-Up Agreement").

         Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. Any securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this undertaking.

         In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby

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Intercallnet, Inc.
February 28, 2002
Page 2
authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

         This undertaking shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This undertaking shall lapse and become null and void if Stanford does not provide all financing required by the terms of the Purchase Agreement. This undertaking shall also become null and void in the event the undersigned is no longer an officer and/or director and/or advisor and/or consultant of the Company.

                                  Very truly yours,



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                                  Signature of Security holder



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                                  Name of Security holder (please print)